Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SGI REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

MOUNTAIN VIEW, Calif. (July 27, 2004)—Silicon Graphics (NYSE: SGI) today announced results for its fourth fiscal quarter and fiscal year ended June 25, 2004.

Revenue from continuing operations (excluding the Alias software business) was $208 million for the fourth quarter. The operating loss from continuing operations in the fourth quarter was $7 million or $0.03 per share. For total operations, including the gain on the sale of the Alias business in June 2004, SGI reported net income for the fourth quarter of $44 million or $0.17 per share.

Revenue from continuing operations for fiscal 2004 was $842 million, as compared to $897 million for the prior fiscal year. The operating loss from continuing operations was $65 million for the fiscal year, including $48 million of restructuring charges, as compared to a loss from continuing operations of $137 million for the prior fiscal year, including $30 million of restructuring charges.

On a year over year basis, the company’s non-GAAP operating performance excluding restructuring charges improved by $101 million from a loss of $118 million to a loss of $17 million.

“SGI showed significant progress in FY04; improving its balance sheet, tightening its operations, attracting new customers and introducing ground-breaking technology,” said Bob Bishop, Chairman and CEO. “Our customers see tangible value in SGI’s unique system architecture and singular focus on technical computing. They are working closely with us to solve the greatest scientific challenges of the 21st Century, as evidenced by the selection of the Altix platform for supercomputing deployments at NCSA, NASA and other government agencies.”

In June 2004, SGI completed the sale of its Alias software business unit for a purchase price of $57.5 million. As a result, SGI’s financial results for the fourth quarter and all prior periods exclude Alias as it is a discontinued operation. The sale of Alias in the fourth quarter yielded a significant improvement in net working capital and an after tax net gain from discontinued operations of $51 million or $0.20 per share. For purposes of sequential comparison, SGI’s financial results from continuing operations for the third quarter of fiscal 2004 were revenue of $213 million, gross margin of 42.1% and an operating loss of $9 million.

As of June 25, 2004, unrestricted cash, cash equivalents and marketable investments were $157 million compared with $141 million at March 26, 2004.

SGI will conduct a conference call today at 2 p.m. PT to provide additional details. The webcast is available at http://www.sgi.com/company_info/investors/events.html. The dial-in number is 888-208-1824 or 913-981-4900 for participants outside North America. An audio replay of this call will be available after 5 p.m. PT today at (888) 203-1112 (passcode: 293337) or (719) 457-0820 (passcode: 293337) and will be

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1500 Crittenden Lane
Mountain View, CA 94043
Telephone 650.960.1980
sgi.com

MEDIA CONTACT

Lisa Pistacchio
pistacchio@sgi.com
650.933.5683

INVESTOR RELATIONS
Beth Howe
bhowe@sgi.com
650.933.8279

SGI PR HOTLINE
650.933.7777

SGI PR FACSIMILE
650.933.0283

SGI Reports Fourth Quarter and Fiscal Year 2004 Results/2

available for seven days. All links to the archived Webcast and audio replay are available through SGI's Web site at www.sgi.com/company_info/investors/.

Forward-Looking Statements

This news release contains forward-looking statements relating to future events or expected financial performance that involve risks and uncertainties. The company's future results could differ materially from the expectations discussed herein. Factors that might cause such a difference include risks associated with the timely development, production and acceptance of new products and services; increased competition; the failure to achieve expected product mix and revenue levels; failure to manage costs and generate improved operating results, and the ability to improve the financial condition and performance of the company. These and other risks are detailed from time to time in SGI's periodic reports that are filed with the Securities and Exchange Commission, including SGI's annual report on Form 10-K for the year ended June 27, 2003, and quarterly report on Form 10-Q for the quarter ended March 26, 2004. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information, future events or otherwise.

SILICON GRAPHICS | The Source of Innovation and Discovery™

SGI, also known as Silicon Graphics, Inc., is the world's leader in high-performance computing, visualization and storage. SGI's vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it's sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.

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Silicon Graphics, SGI, Altix, the SGI cube and the SGI logo are registered trademarks and The Source of Innovation and Discovery is a trademark of Silicon Graphics, Inc., in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.

SILICON GRAPHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	Three Months Ended			Twelve Months Ended
	June 25, 2004 (1)		June 27, 2003 (1)	June 25, 2004 (1)	June 27, 2003 (1)

Product and other revenue	$124,412		$135,139	$499,144	$518,360
Service revenue	83,283		86,812	342,858	378,245

Total revenue	207,695		221,951	842,002	896,605
Costs and expenses:
Cost of product and other revenue	76,360		85,611	292,628	329,190
Cost of service revenue	47,922		55,117	200,217	234,290
Research and development	23,283		37,201	108,763	157,924
Selling, general and administrative	65,656		68,314	257,742	282,359
Other operating expense, net (2)	1,959		12,585	47,825	30,046

Total costs and expenses	215,180		258,828	907,175	1,033,809

Operating loss	(7,485)		(36,877)	(65,173)	(137,204)
Interest expense	(3,331	)(3)	(7,124)	(19,234)	(25,484)
Interest and other income (expense), net	479		(5,270)	(25,366)	820

Loss from continuing operations before income taxes	(10,337)		(49,271)	(109,773)	(161,868)
Income tax benefit	(2,778)		(12,333)	(9,527)	(26,665)

Net loss from continuing operations	(7,559)		(36,938)	(100,246)	(135,203)
Discontinued operations:
Net income from discontinued operations, net of tax	676		290	3,975	5,499
Gain on disposition of discontinued operations, net of tax	50,501		--	50,501	--

Net income (loss)	$43,618		$(36,648)	$(45,770)	$(129,704)

Net income (loss) per common share - basic and diluted:
Continuing operations	$(0.03)		$(0.18)	$(0.44)	$(0.67)
Discontinued operations	0.20		0.00	0.24	0.03

Net income (loss) per common share- basic and diluted	$0.17		$(0.18)	$(0.20)	$(0.64)

Shares used in the calculation of net income
(loss) per common share - basic and diluted	261,001		203,281	227,837	201,424

(1)	The results of the Alias software business, which was sold in June 2004, are presented as a discontinued operation for all periods.
(2)	Represents a net charge for estimated restructuring costs and charges associated with the impairment of assets.
(3)	The three- and twelve-month periods ended June 25, 2004 include a credit to interest expense of $1 million and $7 million, respectively, related to premium amortization on our 6.50% Senior Secured Convertible Notes. The twelve-month period also includes $3 million in interest expense associated with the induced conversion of these same Convertible Notes.
(4)	The twelve-month period ended June 25, 2004 includes a $31 million non-cash loss resulting from the extinguishment of the exchanged 5.25% Senior Convertible Notes due in 2004.

SILICON GRAPHICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 25, 2004 (1)	June 27, 2003 (1)
ASSETS

Current assets:
Cash and cash equivalents	$154,855	$136,028
Short-term marketable investments	2,010	440
Short-term restricted investments	23,585	35,298
Accounts receivable, net	113,901	116,930
Inventories	66,938	70,870
Prepaid expenses and other current assets	34,916	48,631
Current assets of discontinued operations	-	24,696
Total current assets	396,205	432,893

Restricted investments	909	1,430

Net property and equipment	74,595	103,484

Other assets	98,215	106,841

Noncurrent assets of discontinued operations	-	5,206

	$569,924	$649,854

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$65,119	$75,829
Accrued compensation	37,053	36,536
Income taxes payable	6,082	22,640
Other current liabilities	98,467	121,612
Current portion of long-term debt	17,775	16,894
Deferred revenue	116,641	134,991
Current Liabilities of discontinued operations	-	22,902

Total current liabilities	341,137	431,404
Long-term debt	264,212	291,956
Other liabilities	87,253	91,385

Total liabilities	692,602	814,745
Total stockholders' deficit	(122,678)	(164,891)

	$569,924	$649,854

(1) The results of the Alias software business, which was sold in June 2004, are presented as a discontinued operation for all periods.